Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
CREDO PETROLEUM TERMINATES AGREEMENT
WITH REDMAN ENERGY
CREDO Enters Into New Joint Venture to Use Its Calliope Gas Recovery System
DENVER, COLORADO, April 30, 2007 – CREDO Petroleum Corporation (NASDAQ: CRED) today reported that it has terminated the agreement between CREDO and Redman Energy Holdings II, L.P., effective May 1, 2007. The purpose of the agreement was to drill wells into under-pressured reservoirs for the purpose of using CREDO’s patented Calliope Gas Recovery System to recover stranded gas reserves. The joint venture committed Redman and CREDO, exclusively, to an extensive project area that covered much of South and East Texas.
The terms of the agreement provided that either party could terminate the agreement at the end of the first year if a minimum of three wells had not been drilled by that date. As of the first anniversary of the agreement on May 1, 2007, no wells will have been drilled. There are no cancellation penalties.
James T. Huffman, President, said, “Under the circumstances, we believe that it is in CREDO’s best interest to open the extensive project area covered by the Redman agreement to other Calliope drilling opportunities.”
Concurrently, CREDO announced that it has recently entered into a joint venture with a private company based in Texas. This joint venture will install Calliope on a recently drilled well that has not produced due to low formation pressure. The well is located in a prolific, old natural gas field. Calliope will be installed on the 11,000-foot well to establish commercial production. CREDO owns 60% of the joint venture.
“This is the best of both worlds,” Huffman said. “It will provide a good test of our Calliope drilling concept without the cost of drilling the well. We believe that our Calliope technology will bring the well to life and recover a substantial amount of gas currently stranded in the reservoir.” Huffman further stated, “There are many old, prolific fields where we believe that our Calliope technology can be used to recover billions of cubic feet of stranded gas.”

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For more information about the company, visit http://www.credopetroleum.com.

Contact:	James T. Huffman
President
or
David E. Dennis
Chief Financial Officer
303-297-2200
Web Site:	www.credopetroleum.com
CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado. The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions. The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily on the “NASDAQ Global Market”.
This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future. Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements. Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s 2006 Annual Report on Form 10-K for more information. Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.